Exhibit 99.1

E V E R C O R E
EVERCORE REPORTS FULL YEAR 2019 RESULTS;
QUARTERLY DIVIDEND OF $0.58 PER SHARE

	Fourth Quarter 2019 Results				2019 Full Year Results
	U.S. GAAP		Adjusted		U.S. GAAP		Adjusted
		vs. Q4 2018		vs. Q4 2018		vs. 2018		vs. 2018
Net Revenues ($ millions)	$660.1	(14%)	$668.5	(14%)	$2,008.7	(3%)	$2,032.6	(2%)
Operating Income ($ millions)	$156.7	(37%)	$179.5	(32%)	$437.7	(19%)	$498.5	(16%)
Net Income Attributable to Evercore Inc. ($ millions)	$105.2	(36%)	$130.1	(33%)	$297.4	(21%)	$373.3	(18%)
Diluted Earnings Per Share	$2.48	(32%)	$2.72	(31%)	$6.89	(17%)	$7.70	(15%)
Operating Margin	23.7%	(869) bps	26.9%	(710) bps	21.8%	(446) bps	24.5%	(384) bps

Business and Financial Highlights	■	Net Revenues exceeded $2 billion; project sustaining #4 position in Advisory market share among all firms
	■	Underwriting Revenue of $89.7 million was up 25% to a record level
	■	#1 league table ranking among independents, advising on four of five largest M&A transactions globally
	■	AUM from Wealth Management exceeded $9 billion
	■	Full year U.S. GAAP and Adjusted Operating Margin of 21.8% and 24.5%, respectively
	■	Implemented realignment strategy for growth opportunities in 2020 and beyond

Talent	■
Promoted seven Advisory Managing Directors to Senior Managing Director in January 2020, strengthening our coverage of Technology, Financial Sponsors and FIG and our capabilities in Restructuring and Capital Advisory; promoted two Evercore ISI Managing Directors to Senior Managing Director

	■	Joe Todd joined as a Senior Managing Director in Advisory, enhancing our advisory capabilities on complex and large cap corporate realignments

Governance	■	Appointed Pamela G. Carlton to Board of Directors in October

Capital Return	■	Quarterly dividend of $0.58 per share
	■	Returned $391.6 million to shareholders in 2019 through dividends and repurchases of 3.4 million shares at an average price of $83.28
	■	Reduced share count for the 4th consecutive year

NEW YORK, January 29, 2020 – Evercore Inc. (NYSE: EVR) today announced its results for the full year ended December 31, 2019.

LEADERSHIP COMMENTARY

Ralph Schlosstein, President and Chief Executive Officer
"2019 will be recognized as a strategically significant year for Evercore. We added more senior talent to our team than at any time in our history, positioning the Firm strongly in key markets and providing the foundation for future growth. We served clients with distinction, leading the M&A league tables for independent firms by a wide margin, retaining our top ranking in equity research among independent firms and delivering strong investment returns in wealth management. Net revenues exceeded $2 billion for the second consecutive year. We grew underwriting revenue by 25% and we project that we sustained our #4 position in Advisory market share among all firms. As we enter 2020, dialogues with clients remain very active and our backlogs remain strong," said Ralph Schlosstein, President and Chief Executive Officer.
"Our significant investment in talent and delayed closings of transactions originally planned for 2019 curtailed compensation leverage, which we generally have realized in previous fourth quarters. This, and the elevated level of operating costs driven by our investments, resulted in Adjusted operating margins modestly below 25% for the first time in four years. We remain focused on continuing the strong growth trajectory that we have achieved over the past decade and have implemented a realignment strategy in early 2020 to position the Firm to best capitalize on future growth opportunities. We will continue to manage our non-compensation expenses aggressively as well, as it is our objective to achieve Adjusted operating margins of 25% or greater in markets like these."

John S. Weinberg, Executive Chairman
"Our clients are challenged by many forces, including technological disruption, shifting trade relationships and geopolitical tensions. We continue to work hard to apply our business model of broad sector and market coverage with highly valued and diverse capabilities to help our clients address these issues," said John S. Weinberg, Executive Chairman.

Roger C. Altman, Founder and Senior Chairman
"We are proud of the nine skilled professionals who were just promoted to Senior Managing Director. Overall, the Firm’s personnel have never been stronger. And, this augurs well for our future," said Roger C. Altman, Founder and Senior Chairman.

Selected Financial Data - U.S. GAAP Results:

The following is a discussion of Evercore's results on a U.S. GAAP basis.

	U.S. GAAP
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands, except per share data)
Net Revenues	$660,127	$771,406	(14%)	$2,008,698	$2,064,705	(3%)
Operating Income(1)	$156,723	$250,206	(37%)	$437,711	$542,077	(19%)
Net Income Attributable to Evercore Inc.	$105,184	$163,305	(36%)	$297,436	$377,240	(21%)
Diluted Earnings Per Share	$2.48	$3.67	(32%)	$6.89	$8.33	(17%)
Compensation Ratio	60.2%	55.8%		59.8%	58.0%
Operating Margin	23.7%	32.4%		21.8%	26.3%
Effective Tax Rate	21.7%	23.9%		21.2%	19.7%

(1) Operating Income for the three and twelve months ended December 31, 2019 includes Special Charges of $4.1 million and $7.2 million, respectively, recognized in the Investment Banking segment, and $2.9 million for the three and twelve months ended December 31, 2019, recognized in the Investment Management segment. Operating Income for the three and twelve months ended December 31, 2018 includes Special Charges of $1.1 million and $5.0 million, respectively, recognized in the Investment Banking segment. See "Special Charges" below and page 8 for further information.

Net Revenues
For the three months ended December 31, 2019, Net Revenues of $660.1 million decreased 14% versus the three months ended December 31, 2018, primarily driven by a decrease in Advisory Fees. For the twelve months ended December 31, 2019, Net Revenues of $2.009 billion decreased 3% versus the twelve months ended December 31, 2018, primarily driven by a decrease in Advisory Fees. See the Business Line Reporting - Discussion of U.S. GAAP Results below for further information.

Compensation Ratio
For the three months ended December 31, 2019, the compensation ratio was 60.2% versus 55.8% for the three months ended December 31, 2018. Including separation and transition benefits expense of $2.9 million which is presented within Special Charges, the compensation ratio for the three months ended December 31, 2019 was 60.6%. See "Special Charges" below for further information. For the twelve months ended December 31, 2019, the compensation ratio was 59.8% versus 58.0% for the twelve months ended December 31, 2018. Including separation and transition benefits expense of $2.9 million which is presented within Special Charges, the compensation ratio for the twelve months ended December 31, 2019 was 59.9%. See "Special Charges" below for further information. The compensation ratio for the three and twelve months ended December 31, 2019 reflects the elevated level of expense associated with the significant investment in Advisory talent, as well as increased expense from deferred compensation, including that associated with recruiting senior talent in prior years. See the Business Line Reporting - Discussion of U.S. GAAP Results below for further information.

Special Charges
Special Charges for the three and twelve months ended December 31, 2019 reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York of $1.3 million and $4.4 million, respectively, as well as the impairment of goodwill in the Institutional Asset Management reporting unit of $2.9 million.

Further, in the first quarter of 2020, the Company completed a review of its operations focused on markets, sectors and people which delivered lower levels of productivity in an effort to attain greater flexibility of operations and better position itself for future growth.

This review, which began in the fourth quarter of 2019, will generate reductions of approximately 6% of our headcount. In conjunction with the employment reductions, the Company is expected to incur costs of approximately $38 million, $2.9 million of which has been recorded as a Special Charge in 2019 and are excluded from our Adjusted results. The Company believes these actions will best position it to continue to grow and to capitalize on the significant opportunities in the future, to provide clients with the highest quality of independent advice and to deliver value to our shareholders.

We are also reviewing other opportunities to restructure operations in certain smaller markets. These opportunities could result in further charges in 2020 if pursued to completion.

The Company's estimates are based on a number of assumptions. Actual results may differ materially and additional charges not currently expected may be incurred in connection with, or as a result of, these employment reductions.

Special Charges for the three months ended December 31, 2018 primarily reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York. Special Charges for the twelve months ended December 31, 2018 reflect separation benefits and costs of terminating certain contracts associated with closing the agency trading platform in the U.K. and separation benefits and related charges associated with the Company's businesses in Mexico, as well as the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

Operating Income
For the three months ended December 31, 2019, Operating Income of $156.7 million decreased 37% versus the three months ended December 31, 2018, primarily driven by a decrease in Advisory Fees and an increase in non-compensation costs and Special Charges. For the twelve months ended December 31, 2019, Operating Income of $437.7 million decreased 19% versus the twelve months ended December 31, 2018, primarily driven by a decrease in Advisory Fees and an increase in non-compensation costs and Special Charges. See the Business Line Reporting - Discussion of U.S. GAAP Results below for further information.

Effective Tax Rate
For the three months ended December 31, 2019, the effective tax rate was 21.7% versus 23.9% for the three months ended December 31, 2018. For the twelve months ended December 31, 2019, the effective tax rate was 21.2% versus 19.7% for the twelve months ended December 31, 2018. The effective tax rate is impacted by the non-deductible treatment of compensation associated with Evercore LP Units, as well as the deduction associated with the appreciation or depreciation in the Firm's share price upon vesting of employee share-based awards above or below the original grant price.

Net Income and Earnings Per Share
For the three months ended December 31, 2019, Net Income Attributable to Evercore Inc. and Earnings Per Share of $105.2 million and $2.48, respectively, decreased 36% and 32%, respectively, versus the three months ended December 31, 2018, principally driven by a decrease in Advisory Fees and an increase in non-compensation costs and Special Charges.

For the twelve months ended December 31, 2019, Net Income Attributable to Evercore Inc. and Earnings Per Share of $297.4 million and $6.89, respectively, decreased 21% and 17%, respectively, versus the twelve months ended December 31, 2018, principally driven by a decrease in Advisory Fees, an increase in non-compensation costs and Special Charges and by a higher effective tax rate.

Selected Financial Data - Adjusted Results:

The following is a discussion of Evercore's results on an Adjusted basis. See pages 8 and A-2 to A-10 for further information and reconciliations of these non-GAAP metrics to our U.S. GAAP results.

	Adjusted
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands, except per share data)
Net Revenues	$668,460	$776,198	(14%)	$2,032,611	$2,083,200	(2%)
Operating Income	$179,529	$263,559	(32%)	$498,489	$590,959	(16%)
Net Income Attributable to Evercore Inc.	$130,131	$194,208	(33%)	$373,300	$453,957	(18%)
Diluted Earnings Per Share	$2.72	$3.93	(31%)	$7.70	$9.01	(15%)
Compensation Ratio	58.6%	55.0%		58.2%	56.7%
Operating Margin	26.9%	34.0%		24.5%	28.4%
Effective Tax Rate	25.1%	24.7%		22.4%	20.8%

Adjusted Net Revenues
For the three months ended December 31, 2019, Adjusted Net Revenues of $668.5 million decreased 14% versus the three months ended December 31, 2018, primarily driven by a decrease in Advisory Fees. For the twelve months ended December 31, 2019, Adjusted Net Revenues of $2.033 billion decreased 2% versus the twelve months ended December 31, 2018, primarily driven by a decrease in Advisory Fees. See the Business Line Reporting - Discussion of Adjusted Results below for further information.

Adjusted Compensation Ratio
For the three months ended December 31, 2019, the Adjusted compensation ratio was 58.6% versus 55.0% for the three months ended December 31, 2018. For the twelve months ended December 31, 2019, the Adjusted compensation ratio was 58.2% versus 56.7% for the twelve months ended December 31, 2018. The Adjusted compensation ratio for the three and twelve months ended December 31, 2019 reflects the elevated level of expense associated with the significant investment in Advisory talent, as well as increased expense from deferred compensation, including that associated with recruiting senior talent in prior years. See the Business Line Reporting - Discussion of Adjusted Results below for further information.

Adjusted Operating Income
For the three months ended December 31, 2019, Adjusted Operating Income of $179.5 million decreased 32% compared to the three months ended December 31, 2018, primarily driven by a decrease in Advisory Fees and an increase in non-compensation costs. For the twelve months ended December 31, 2019, Adjusted Operating Income of $498.5 million decreased 16% versus the twelve months ended December 31, 2018, primarily driven by a decrease in Advisory Fees and an increase in non-compensation costs. See the Business Line Reporting - Discussion of Adjusted Results below for further information.

Adjusted Effective Tax Rate
For the three months ended December 31, 2019, the Adjusted effective tax rate was 25.1% versus 24.7% for the three months ended December 31, 2018. For the twelve months ended December 31, 2019, the Adjusted effective tax rate was 22.4% versus 20.8% for the twelve months ended December 31, 2018. The Adjusted effective tax rate is impacted by the deduction associated with the appreciation or depreciation in the Firm's share price upon vesting of employee share-based awards above or below the original grant price.

Adjusted Net Income and Earnings Per Share
For the three months ended December 31, 2019, Adjusted Net Income Attributable to Evercore Inc. and Adjusted Earnings Per Share of $130.1 million and $2.72, respectively, decreased 33% and 31%, versus the three months ended December 31, 2018, principally driven by a decrease in Advisory Fees, an increase in non-compensation costs and by a higher effective tax rate.

For the twelve months ended December 31, 2019, Adjusted Net Income Attributable to Evercore Inc. and Adjusted Earnings Per Share of $373.3 million and $7.70, respectively, decreased 18% and 15%, respectively, versus the twelve months ended December 31, 2018, principally driven by a decrease in Advisory Fees, an increase in non-compensation costs and by a higher effective tax rate.

Adjusted Operating Expenses
Adjusted Operating Expenses exclude adjustments relating to Special Charges, as described in more detail on pages 3 and 4.

Evercore's quarterly results may fluctuate significantly due to the timing and amount of transaction fees earned, as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Non-GAAP Measures:

Throughout this release certain information is presented on an Adjusted basis, which is a non-GAAP measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), and then those results are adjusted to exclude certain items and reflect the conversion of vested and certain unvested Evercore LP Units into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Evercore's Adjusted Net Income Attributable to Evercore Inc. for the three and twelve months ended December 31, 2019 was higher than U.S. GAAP as a result of the exclusion of expenses associated with awards granted in conjunction with certain of the Company's acquisitions, and certain other business acquisition-related charges and Special Charges.

Acquisition-related compensation charges for 2019 include expenses associated with awards granted in conjunction with the Company's acquisition of ISI. Acquisition-related charges for 2019 also include professional fees incurred and amortization of intangible assets.

Special Charges for 2019 relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York, the impairment of goodwill in the Institutional Asset Management reporting unit and separation and transition benefits for certain employees terminated as a result of the Company's review of its operations.

Evercore's Adjusted Diluted Shares Outstanding for the three and twelve months ended December 31, 2019 were higher than U.S. GAAP, as a result of the inclusion of certain Evercore LP Units.

Further details of these adjustments, as well as an explanation of similar amounts for the three and twelve months ended December 31, 2018 are included in Annex I, pages A-2 to A-10.

Business Line Reporting - Discussion of U.S. GAAP Results

The following is a discussion of Evercore's segment results on a U.S. GAAP basis.

Investment Banking

	U.S. GAAP
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands)
Net Revenues:
Investment Banking:
Advisory Fees	$563,276	$696,214	(19%)	$1,653,585	$1,743,473	(5%)
Underwriting Fees	28,253	8,907	217%	89,681	71,691	25%
Commissions and Related Fees	52,089	60,568	(14%)	189,506	200,015	(5%)
Other Revenue, net	2,591	(6,375)	NM	19,023	(3,156)	NM
Net Revenues	646,209	759,314	(15%)	1,951,795	2,012,023	(3%)

Expenses:
Employee Compensation and Benefits	388,717	423,017	(8%)	1,166,795	1,166,169	—%
Non-compensation Costs	95,194	86,068	11%	345,098	307,486	12%
Special Charges	4,115	1,148	258%	7,202	5,012	44%
Total Expenses	488,026	510,233	(4%)	1,519,095	1,478,667	3%

Operating Income	$158,183	$249,081	(36%)	$432,700	$533,356	(19%)

Compensation Ratio	60.2%	55.7%		59.8%	58.0%
Non-compensation Ratio	14.7%	11.3%		17.7%	15.3%
Operating Margin	24.5%	32.8%		22.2%	26.5%

Total Number of Fees from Advisory Client Transactions(1)	281	309	(9%)	661	663	—%
Investment Banking Fees of at Least $1 million from Advisory Client Transactions(1)	105	135	(22%)	328	345	(5%)

(1) Includes Advisory and Underwriting Transactions.

Revenues

During the three months ended December 31, 2019, fees from Advisory services decreased 19% versus the three months ended December 31, 2018, reflecting a decrease in the number of total and large Advisory fees earned. Underwriting Fees of $28.3 million for the three months ended December 31, 2019 increased 217% versus the three months ended December 31, 2018. We participated in 12 underwriting transactions during the three months ended December 31, 2019 (vs. 7 in Q4 2018); 12 as a bookrunner (vs. 4 in Q4 2018). Commissions and Related Fees for the three months ended December 31, 2019 decreased 14% versus the three months ended December 31, 2018.

During the twelve months ended December 31, 2019, fees from Advisory services decreased 5% versus the twelve months ended December 31, 2018, reflecting a decrease in the number of total and large Advisory fees earned. Underwriting Fees of $89.7 million for the twelve months ended December 31, 2019 increased 25% versus the twelve months ended December 31, 2018. We participated in 71 underwriting transactions during the twelve months ended December 31, 2019 (vs. 50 in 2018); 53 as a bookrunner (vs. 35 in 2018). Commissions and Related Fees for the twelve months ended December 31, 2019 decreased 5% from the twelve months ended December 31, 2018.

Other Revenue, net, for the three and twelve months ended December 31, 2019, increased versus the three and twelve months ended December 31, 2018, primarily reflecting gains on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program.

Expenses

Compensation costs were $388.7 million for the three months ended December 31, 2019, a decrease of 8% from the fourth quarter of last year. The compensation ratio was 60.2% for the three months ended December 31, 2019, compared to 55.7% for the three months ended December 31, 2018. Including separation and transition benefits expense of $2.8 million which is presented within Special Charges, the compensation ratio for the three months ended December 31, 2019 was 60.6%. See page 4 for further information. Compensation costs were $1.167 billion for the twelve months ended December 31, 2019, flat compared to the twelve months ended December 31, 2018. The compensation ratio was 59.8% for the twelve months ended December 31, 2019, compared to 58.0% for the twelve months ended December 31, 2018. Including separation and transition benefits expense of $2.8 million which is presented within Special Charges, the compensation ratio for the twelve months ended December 31, 2019 was 59.9%. See page 4 for further information. The compensation ratio for the three and twelve months ended December 31, 2019 reflects the elevated level of expense associated with the significant investment in Advisory talent, as well as increased expense from deferred compensation, including that associated with recruiting senior talent in prior years.

Non-compensation Costs for the three months ended December 31, 2019 were $95.2 million, an increase of 11% compared to the fourth quarter of last year. The increase in Non-compensation Costs versus last year reflects the addition of personnel, increased occupancy costs, principally related to higher expenses associated with the expansion of our headquarters in New York, and increased costs related to technology initiatives, as well as increased bad debt expense. Non-compensation Costs for the three months ended December 31, 2019 also include acquisition and transition costs of $0.5 million. The ratio of Non-compensation Costs to Net Revenues for the three months ended December 31, 2019 of 14.7% increased from 11.3% for the fourth quarter of last year, primarily driven by lower revenue in 2019. Non-compensation Costs for the twelve months ended December 31, 2019 were $345.1 million, reflecting an increase of 12% from the twelve months ended December 31, 2018. The increase in Non-compensation Costs versus last year reflects the addition of personnel, increased occupancy costs, principally related to higher expenses associated with the expansion of our headquarters in New York, and increased costs related to technology initiatives, as well as increased bad debt expense. In addition, the increase in Non-compensation Costs versus last year also reflects an increase in client related expenses which are subject to reimbursement from clients currently and in future periods. The level of these costs was elevated during the period, as deal activity remained high. Non-compensation Costs for the twelve months ended December 31, 2019 also include acquisition and transition costs of $0.7 million. The ratio of Non-compensation Costs to Net Revenues for the twelve months ended December 31, 2019 of 17.7% increased from 15.3% for the twelve months ended December 31, 2018, primarily driven by higher occupancy costs and bad debt expense and lower revenue in 2019.

Special Charges for the three and twelve months ended December 31, 2019 reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York of $1.3 million and $4.4 million, respectively, as well as $2.8 million for separation and transition benefits. See pages 3 and 4 for further information. Special Charges for the three months ended December 31, 2018 primarily reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York. Special Charges for the twelve months ended December 31, 2018 reflect separation benefits and costs of terminating certain contracts associated with closing the agency trading platform in the U.K. and separation benefits and related charges associated with the Company's businesses in Mexico, as well as the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

Investment Management

	U.S. GAAP
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands)
Net Revenues:
Asset Management and Administration Fees	$13,159	$11,643	13%	$50,611	$48,246	5%
Other Revenue, net	759	449	69%	6,292	4,436	42%
Net Revenues	13,918	12,092	15%	56,903	52,682	8%

Expenses:
Employee Compensation and Benefits	8,603	7,619	13%	34,182	31,004	10%
Non-compensation costs	3,836	3,348	15%	14,771	12,957	14%
Special Charges	2,939	—	NM	2,939	—	NM
Total Expenses	15,378	10,967	40%	51,892	43,961	18%

Operating Income (Loss)	$(1,460)	$1,125	NM	$5,011	$8,721	(43%)

Compensation Ratio	61.8%	63.0%		60.1%	58.9%
Non-compensation Ratio	27.6%	27.7%		26.0%	24.6%
Operating Margin	(10.5%)	9.3%		8.8%	16.6%

Assets Under Management (in millions)(1)(2)	$10,692	$9,135	17%	$10,692	$9,135	17%

(1) Assets Under Management reflect end of period amounts from our consolidated subsidiaries.
(2) Assets Under Management includes Evercore assets which are managed by Evercore Wealth Management of $319.8 million and $172.2 million as of December 31, 2019 and 2018, respectively.

Revenues

	U.S. GAAP
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands)
Asset Management and Administration Fees:
Wealth Management	$12,675	$11,049	15%	$48,083	$44,875	7%
Institutional Asset Management	484	594	(19%)	2,528	3,371	(25%)
Total Asset Management and Administration Fees	$13,159	$11,643	13%	$50,611	$48,246	5%

Asset Management and Administration Fees of $13.2 million for the three months ended December 31, 2019 increased 13% compared to the fourth quarter of last year. Fees from Wealth Management clients increased 15%, as associated AUM increased 20%.

Asset Management and Administration Fees of $50.6 million for the twelve months ended December 31, 2019 increased 5% compared to the twelve months ended December 31, 2018. Fees from Wealth Management clients increased 7%, as associated AUM increased 20%.

Expenses

Investment Management's expenses for the three months ended December 31, 2019 were $15.4 million, an increase of 40% compared to the fourth quarter of last year, due to an increase in both compensation and non-compensation costs and in Special Charges. Investment Management's expenses for the twelve months ended December 31, 2019 were $51.9 million, an increase of 18% compared to the twelve months ended December 31, 2018, due to an increase in both compensation and non-compensation costs and in Special Charges. Non-compensation Costs for the twelve months ended December 31, 2019 include acquisition and transition costs of $0.3 million.

Special Charges for the three and twelve months ended December 31, 2019 reflect the impairment of goodwill in the Institutional Asset Management reporting unit of $2.9 million, as well as $0.02 million for separation and transition benefits. See pages 3 and 4 for further information.

Business Line Reporting - Discussion of Adjusted Results

The following is a discussion of Evercore's segment results on an Adjusted basis. See pages 8 and A-2 to A-10 for further information and reconciliations of these metrics to our U.S. GAAP results.

Investment Banking

	Adjusted
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands)
Net Revenues:
Investment Banking:
Advisory Fees(1)	$563,436	$696,435	(19%)	$1,654,501	$1,743,991	(5%)
Underwriting Fees	28,253	8,907	217%	89,681	71,691	25%
Commissions and Related Fees	52,089	60,568	(14%)	189,506	200,015	(5%)
Other Revenue, net	7,154	(4,035)	NM	31,940	6,045	428%
Net Revenues	650,932	761,875	(15%)	1,965,628	2,021,742	(3%)

Expenses:
Employee Compensation and Benefits	382,880	419,246	(9%)	1,148,612	1,150,928	—%
Non-compensation Costs	93,612	82,426	14%	336,865	297,373	13%
Total Expenses	476,492	501,672	(5%)	1,485,477	1,448,301	3%

Operating Income	$174,440	$260,203	(33%)	$480,151	$573,441	(16%)

Compensation Ratio	58.8%	55.0%		58.4%	56.9%
Non-compensation Ratio	14.4%	10.8%		17.1%	14.7%
Operating Margin	26.8%	34.2%		24.4%	28.4%

Total Number of Fees from Advisory Client Transactions(2)	281	309	(9%)	661	663	—%
Investment Banking Fees of at Least $1 million from Advisory Client Transactions(2)	105	135	(22%)	328	345	(5%)

(1) Advisory Fees on an Adjusted basis reflect the reclassification of earnings related to our equity investment in Luminis of $160 and $916 for the three and twelve months ended December 31, 2019, respectively, and $221 and $518 for the three and twelve months ended December 31, 2018, respectively.

(2) Includes Advisory and Underwriting Transactions.

Adjusted Revenues

During the three months ended December 31, 2019, fees from Advisory services decreased 19% versus the three months ended December 31, 2018, reflecting a decrease in the number of total and large Advisory fees earned. Underwriting Fees of $28.3 million for the three months ended December 31, 2019 increased 217% versus the three months ended December 31, 2018. We participated in 12 underwriting transactions during the three months ended December 31, 2019 (vs. 7 in Q4 2018); 12 as a bookrunner (vs. 4 in Q4 2018). Commissions and Related Fees for the three months ended December 31, 2019 decreased 14% versus the three months ended December 31, 2018.

During the twelve months ended December 31, 2019, fees from Advisory services decreased 5% versus the twelve months ended December 31, 2018, reflecting a decrease in the number of total and large Advisory fees earned. Underwriting Fees of $89.7 million for the twelve months ended December 31, 2019 increased 25% versus the twelve months ended December 31, 2018. We participated in 71 underwriting transactions during the twelve months ended December 31, 2019 (vs. 50 in 2018); 53 as a bookrunner (vs. 35 in 2018).

Commissions and Related Fees for the twelve months ended December 31, 2019 decreased 5% from the twelve months ended December 31, 2018.

Other Revenue, net, for the three and twelve months ended December 31, 2019 increased versus the three and twelve months ended December 31, 2018, primarily reflecting gains on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program.

Adjusted Expenses

Adjusted compensation costs were $382.9 million for the three months ended December 31, 2019, a decrease of 9% from the fourth quarter of last year. The Adjusted compensation ratio was 58.8% for the three months ended December 31, 2019, compared to 55.0% for the three months ended December 31, 2018. Adjusted compensation costs were $1.149 billion for the twelve months ended December 31, 2019, flat compared to the twelve months ended December 31, 2018. The Adjusted compensation ratio was 58.4% for the twelve months ended December 31, 2019, compared to 56.9% for the twelve months ended December 31, 2018. The Adjusted compensation ratio for the three and twelve months ended December 31, 2019 reflects the elevated level of expense associated with the significant investment in Advisory talent, as well as increased expense from deferred compensation, including that associated with recruiting senior talent in prior years.

Adjusted Non-compensation Costs for the three months ended December 31, 2019 were $93.6 million, an increase of 14% from the fourth quarter of last year. The increase in Adjusted Non-compensation Costs versus last year reflects the addition of personnel, increased occupancy costs, principally related to higher expenses associated with the expansion of our headquarters in New York, and increased costs related to technology initiatives, as well as increased bad debt expense. The ratio of Adjusted Non-compensation Costs to Adjusted Net Revenues for the three months ended December 31, 2019 of 14.4% increased from 10.8% for the fourth quarter of last year, primarily driven by lower revenue in 2019. Adjusted Non-compensation Costs for the twelve months ended December 31, 2019 were $336.9 million, an increase of 13% from the twelve months ended December 31, 2018. The increase in Adjusted Non-compensation Costs versus last year reflects the addition of personnel, increased occupancy costs, principally related to higher expenses associated with the expansion of our headquarters in New York, and increased costs related to technology initiatives, as well as increased bad debt expense. In addition, the increase in Adjusted Non-compensation Costs versus last year also reflects an increase in client related expenses which are subject to reimbursement from clients currently and in future periods. The level of these costs was elevated during the period, as deal activity remained high. The ratio of Adjusted Non-compensation Costs to Adjusted Net Revenues for the twelve months ended December 31, 2019 of 17.1% increased from 14.7% for the twelve months ended December 31, 2018, primarily driven by higher occupancy costs and bad debt expense and lower revenue in 2019.

Investment Management

	Adjusted
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands)
Net Revenues:
Asset Management and Administration Fees	$16,769	$13,874	21%	$60,691	$57,022	6%
Other Revenue, net	759	449	69%	6,292	4,436	42%
Net Revenues	17,528	14,323	22%	66,983	61,458	9%

Expenses:
Employee Compensation and Benefits	8,603	7,619	13%	34,182	31,004	10%
Non-compensation Costs	3,836	3,348	15%	14,463	12,936	12%
Total Expenses	12,439	10,967	13%	48,645	43,940	11%

Operating Income	$5,089	$3,356	52%	$18,338	$17,518	5%

Compensation Ratio	49.1%	53.2%		51.0%	50.4%
Non-compensation Ratio	21.9%	23.4%		21.6%	21.0%
Operating Margin	29.0%	23.4%		27.4%	28.5%

Assets Under Management (in millions)(1)(2)	$10,692	$9,135	17%	$10,692	$9,135	17%

(1) Assets Under Management reflect end of period amounts from our consolidated subsidiaries.
(2) Assets Under Management includes Evercore assets which are managed by Evercore Wealth Management of $319.8 million and $172.2 million as of December 31, 2019 and 2018, respectively.

Adjusted Revenues

	Adjusted
	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change
	(dollars in thousands)
Asset Management and Administration Fees:
Wealth Management	$12,675	$11,049	15%	$48,083	$44,875	7%
Institutional Asset Management	484	594	(19%)	2,528	3,371	(25%)
Equity in Earnings of Affiliates(1)	3,610	2,231	62%	10,080	8,776	15%
Total Asset Management and Administration Fees	$16,769	$13,874	21%	$60,691	$57,022	6%

(1) Equity in ABS and Atalanta Sosnoff on a U.S. GAAP basis are reclassified from Asset Management and Administration Fees to Income from Equity Method Investments.

Adjusted Asset Management and Administration Fees of $16.8 million for the three months ended December 31, 2019 increased 21% compared to the fourth quarter of last year. Fees from Wealth Management clients increased 15%, as associated AUM increased 20%.

Equity in Earnings of Affiliates of $3.6 million for the three months ended December 31, 2019 increased 62% relative to the fourth quarter of last year, driven principally by higher income earned in the fourth quarter of 2019 by ABS.

Adjusted Asset Management and Administration Fees of $60.7 million for the twelve months ended December 31, 2019 increased 6% compared to the twelve months ended December 31, 2018. Fees from Wealth Management clients increased 7%, as associated AUM increased 20%.

Equity in Earnings of Affiliates of $10.1 million for the twelve months ended December 31, 2019 increased 15% relative to the twelve months ended December 31, 2018, driven principally by higher income earned by ABS in 2019.

Adjusted Expenses

Investment Management's Adjusted expenses for the three months ended December 31, 2019 were $12.4 million, an increase of 13% compared to the fourth quarter of last year, due to an increase in both compensation and non-compensation costs. Investment Management's Adjusted expenses for the twelve months ended December 31, 2019 were $48.6 million, an increase of 11% compared to the twelve months ended December 31, 2018, due to an increase in both compensation and non-compensation costs.

Balance Sheet

The Company continues to maintain a strong balance sheet, holding cash and cash equivalents of $633.8 million and investment securities (including certificates of deposit purchased with proceeds from the private placement offering that closed in the third quarter of 2019) of $623.9 million at December 31, 2019. Current assets exceed current liabilities by $1.0 billion at December 31, 2019. Amounts due related to the Long-Term Notes Payable were $375.1 million at December 31, 2019.

The Company adopted the new accounting guidance on leases under ASU 2016-02 during the first quarter of 2019, which replaced legacy lease guidance. This resulted in the recognition of $250.6 million of lease liabilities on the balance sheet as of December 31, 2019, along with associated right-of-use assets.

Capital Transactions

On January 28, 2020, the Board of Directors of Evercore declared a quarterly dividend of $0.58 per share to be paid on March 13, 2020 to common stockholders of record on February 28, 2020.

During the three months ended December 31, 2019, the Company repurchased approximately 23 thousand shares from employees for the net settlement of stock-based compensation awards at an average price per share of $76.39, and approximately 0.4 million shares at an average price per share of $75.89 in open market transactions pursuant to the Company's share repurchase program. The aggregate approximately 0.4 million shares were acquired at an average price per share of $75.92. During the twelve months ended December 31, 2019, the Company repurchased approximately 1.0 million shares from employees for the net settlement of stock-based compensation awards at an average price per share of $89.15, and approximately 2.4 million shares at an average price per share of $80.69 in open market transactions pursuant to the Company's share repurchase program. The aggregate approximately 3.4 million shares were acquired at an average price per share of $83.28.

During the twelve months ended December 31, 2019, the Company granted to certain employees approximately 2.6 million unvested RSUs. The total shares available to be granted in the future under the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan was approximately 2.9 million as of December 31, 2019.

On August 1, 2019, the Company issued approximately $206 million aggregate principal amount of unsecured Senior Notes through private placement. The Company intends to use the proceeds from the notes to fund investments in its business, including facilities and technology, and for other general corporate purposes.

Conference Call

Evercore will host a related conference call beginning at 8:00 a.m. Eastern Time, Wednesday, January 29, 2020, accessible via telephone and the Internet. Investors and analysts may participate in the live conference call by dialing (877) 359-9508 (toll-free domestic) or (224) 357-2393 (international); passcode: 8376087. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); passcode: 8376087. A live audio webcast of the conference call will be available on the For Investors section of Evercore’s website at www.evercore.com. The webcast will be archived on Evercore’s website for 30 days after the call.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in North America, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:    Hallie Miller
Head of Investor Relations, Evercore
212-767-4173

Media Contact:    Dana Gorman
The Abernathy MacGregor Group, for Evercore
212-371-5999

Basis of Alternative Financial Statement Presentation

Our Adjusted results are a non-GAAP measure. As discussed further under "Non-GAAP Measures", Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and better reflect management's view of operating results. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of our U.S. GAAP results to Adjusted results is presented in the tables included in Annex I.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, Evercore's operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "backlog," "believes," "expects," "potential," "probable," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. All statements, other than statements of historical fact, included in this presentation are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore's business. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Evercore believes these factors include, but are not limited to, those described under "Risk Factors" discussed in Evercore's Annual Report on Form 10-K for the year ended December 31, 2018, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and Registration Statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Evercore to predict all risks and uncertainties, nor can Evercore assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and Evercore does not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. Evercore undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

With respect to any securities offered by any private equity fund referenced herein, such securities have not been, and will not be registered, under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ANNEX I

EVERCORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenues
Investment Banking:
Advisory Fees	$563,276	$696,214	$1,653,585	$1,743,473
Underwriting Fees	28,253	8,907	89,681	71,691
Commissions and Related Fees	52,089	60,568	189,506	200,015
Asset Management and Administration Fees	13,159	11,643	50,611	48,246
Other Revenue, Including Interest and Investments	9,568	(1,775)	45,454	19,051
Total Revenues	666,345	775,557	2,028,837	2,082,476
Interest Expense(1)	6,218	4,151	20,139	17,771
Net Revenues	660,127	771,406	2,008,698	2,064,705

Expenses
Employee Compensation and Benefits	397,320	430,636	1,200,977	1,197,173
Occupancy and Equipment Rental	17,060	15,722	68,285	58,971
Professional Fees	20,939	25,812	81,851	82,393
Travel and Related Expenses	20,745	17,896	75,395	68,754
Communications and Information Services	12,542	9,685	47,315	41,319
Depreciation and Amortization	7,900	6,845	31,023	27,054
Execution, Clearing and Custody Fees	3,484	3,652	12,967	11,470
Special Charges	7,054	1,148	10,141	5,012
Acquisition and Transition Costs	525	—	1,013	21
Other Operating Expenses	15,835	9,804	42,020	30,461
Total Expenses	503,404	521,200	1,570,987	1,522,628

Income Before Income from Equity Method Investments and Income Taxes	156,723	250,206	437,711	542,077
Income from Equity Method Investments	3,770	2,452	10,996	9,294
Income Before Income Taxes	160,493	252,658	448,707	551,371
Provision for Income Taxes	34,793	60,502	95,046	108,520
Net Income	125,700	192,156	353,661	442,851
Net Income Attributable to Noncontrolling Interest	20,516	28,851	56,225	65,611
Net Income Attributable to Evercore Inc.	$105,184	$163,305	$297,436	$377,240

Net Income Attributable to Evercore Inc. Common Shareholders	$105,184	$163,305	$297,436	$377,240

Weighted Average Shares of Class A Common Stock Outstanding:
Basic	39,247	40,111	39,994	40,595
Diluted	42,472	44,505	43,194	45,279

Net Income Per Share Attributable to Evercore Inc. Common Shareholders:
Basic	$2.68	$4.07	$7.44	$9.29
Diluted	$2.48	$3.67	$6.89	$8.33

(1) Includes interest expense on long-term debt and interest expense on short-term repurchase agreements.

Adjusted Results
Throughout the discussion of Evercore's business segments and elsewhere in this release, information is presented on an Adjusted basis, which is a non-generally accepted accounting principles ("non-GAAP") measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), adjusted to exclude certain items and reflect the conversion of vested and unvested Class A Evercore LP Units, as well as Acquisition Related Class E and J Evercore LP Units and Unvested Restricted Stock Units granted to ISI employees, into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted amounts are allocated to the Company's two business segments: Investment Banking and Investment Management. The differences between the Adjusted and U.S. GAAP results are as follows:

1.
Assumed Vesting of Evercore LP Units and Exchange into Class A Shares. The Company incurred expenses, in Employee Compensation and Benefits, resulting from the vesting of Class E and Class J Evercore LP Units issued in conjunction with the acquisition of ISI. The Adjusted results assume these LP Units have vested and have been exchanged for Class A shares. Accordingly, any expense associated with these units, and related awards, is excluded from the Adjusted results, and the noncontrolling interest related to these units is converted to a controlling interest. The Company's management believes that it is useful to provide the per-share effect associated with the assumed conversion of these previously granted equity interests, and thus the Adjusted results reflect the exchange of vested and unvested Class A and E Evercore LP Units and IPO related restricted stock unit awards into Class A shares.

2.
Adjustments Associated with Business Combinations and Divestitures. The following charges resulting from business combinations and divestitures have been excluded from the Adjusted results because the Company's Management believes that operating performance is more comparable across periods excluding the effects of these acquisition-related charges:

a.
Amortization of Intangible Assets and Other Purchase Accounting-related Amortization. Amortization of intangible assets and other purchase accounting-related amortization from the acquisition of ISI and certain other acquisitions.

b.	Acquisition and Transition Costs. Primarily professional fees incurred and costs related to transitioning acquisitions or divestitures.

c.
Fair Value of Contingent Consideration. The expense, or reversal of expense, associated with changes in the fair value of contingent consideration issued to the sellers of certain of the Company's acquisitions.

3.
Special Charges. Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York, the impairment of goodwill in the Institutional Asset Management reporting unit and separation and transition benefits for certain employees terminated as a result of the Company's review of its operations. Expenses during 2018 that are excluded from the Adjusted presentation relate to separation benefits and costs of terminating certain contracts associated with closing the agency trading platform in the U.K. and separation benefits and related charges associated with the Company's businesses in Mexico, as well as the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

4.
Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company's income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units are vested and exchanged into Class A shares, as discussed in Item 1 above, as the assumed exchange would change the tax structure of the Company.

5.
Presentation of Interest Expense. The Adjusted results present interest expense on short-term repurchase agreements, within the Investment Management segment, in Other Revenues, net, as the Company's Management believes it is more meaningful to present the spread on net interest resulting from the matched financial assets and liabilities. In addition, Adjusted Investment Banking and Investment Management Operating Income are presented before interest expense on debt, which is included in interest expense on a U.S. GAAP basis.

6.
Presentation of Income from Equity Method Investments. The Adjusted results present Income from Equity Method Investments within Revenue as the Company's Management believes it is a more meaningful presentation.

EVERCORE INC.
U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Revenues - U.S. GAAP	$660,127	$771,406	$2,008,698	$2,064,705
Income from Equity Method Investments (1)	3,770	2,452	10,996	9,294
Interest Expense on Debt (2)	4,563	2,340	12,917	9,201
Net Revenues - Adjusted	$668,460	$776,198	$2,032,611	$2,083,200

Compensation Expense - U.S. GAAP	$397,320	$430,636	$1,200,977	$1,197,173
Amortization of LP Units and Certain Other Awards (3)	(5,837)	(3,771)	(18,183)	(15,241)
Compensation Expense - Adjusted	$391,483	$426,865	$1,182,794	$1,181,932

Operating Income - U.S. GAAP	$156,723	$250,206	$437,711	$542,077
Income from Equity Method Investments (1)	3,770	2,452	10,996	9,294
Pre-Tax Income - U.S. GAAP	160,493	252,658	448,707	551,371
Amortization of LP Units and Certain Other Awards (3)	5,837	3,771	18,183	15,241
Special Charges (4)	7,054	1,148	10,141	5,012
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (5a)	1,057	2,157	7,528	8,628
Acquisition and Transition Costs (5b)	525	—	1,013	21
Fair Value of Contingent Consideration (5c)	—	1,485	—	1,485
Pre-Tax Income - Adjusted	174,966	261,219	485,572	581,758
Interest Expense on Debt (2)	4,563	2,340	12,917	9,201
Operating Income - Adjusted	$179,529	$263,559	$498,489	$590,959

Provision for Income Taxes - U.S. GAAP	$34,793	$60,502	$95,046	$108,520
Income Taxes (6)	9,172	3,918	13,727	12,368
Provision for Income Taxes - Adjusted	$43,965	$64,420	$108,773	$120,888

Net Income Attributable to Evercore Inc. - U.S. GAAP	$105,184	$163,305	$297,436	$377,240
Amortization of LP Units and Certain Other Awards (3)	5,837	3,771	18,183	15,241
Special Charges (4)	7,054	1,148	10,141	5,012
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (5a)	1,057	2,157	7,528	8,628
Acquisition and Transition Costs (5b)	525	—	1,013	21
Fair Value of Contingent Consideration (5c)	—	1,485	—	1,485
Income Taxes (6)	(9,172)	(3,918)	(13,727)	(12,368)
Noncontrolling Interest (7)	19,646	26,260	52,726	58,698
Net Income Attributable to Evercore Inc. - Adjusted	$130,131	$194,208	$373,300	$453,957

Diluted Shares Outstanding - U.S. GAAP	42,472	44,505	43,194	45,279
LP Units (8)	5,302	4,928	5,254	5,075
Unvested Restricted Stock Units - Event Based (8)	12	12	12	12
Diluted Shares Outstanding - Adjusted	47,786	49,445	48,460	50,366

Key Metrics: (a)
Diluted Earnings Per Share - U.S. GAAP	$2.48	$3.67	$6.89	$8.33
Diluted Earnings Per Share - Adjusted	$2.72	$3.93	$7.70	$9.01

Compensation Ratio - U.S. GAAP	60.2%	55.8%	59.8%	58.0%
Compensation Ratio - Adjusted	58.6%	55.0%	58.2%	56.7%

Operating Margin - U.S. GAAP	23.7%	32.4%	21.8%	26.3%
Operating Margin - Adjusted	26.9%	34.0%	24.5%	28.4%

Effective Tax Rate - U.S. GAAP	21.7%	23.9%	21.2%	19.7%
Effective Tax Rate - Adjusted	25.1%	24.7%	22.4%	20.8%

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2019
(dollars in thousands)
(UNAUDITED)

	Investment Banking Segment
	Three Months Ended December 31, 2019				Twelve Months Ended December 31, 2019
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking:
Advisory Fees	$563,276	$160	(1)	$563,436	$1,653,585	$916	(1)	$1,654,501
Underwriting Fees	28,253	—		28,253	89,681	—		89,681
Commissions and Related Fees	52,089	—		52,089	189,506	—		189,506
Other Revenue, net	2,591	4,563	(2)	7,154	19,023	12,917	(2)	31,940
Net Revenues	646,209	4,723		650,932	1,951,795	13,833		1,965,628

Expenses:
Employee Compensation and Benefits	388,717	(5,837)	(3)	382,880	1,166,795	(18,183)	(3)	1,148,612
Non-compensation Costs	95,194	(1,582)	(5)	93,612	345,098	(8,233)	(5)	336,865
Special Charges	4,115	(4,115)	(4)	—	7,202	(7,202)	(4)	—
Total Expenses	488,026	(11,534)		476,492	1,519,095	(33,618)		1,485,477

Operating Income (a)	$158,183	$16,257		$174,440	$432,700	$47,451		$480,151

Compensation Ratio (b)	60.2%			58.8%	59.8%			58.4%
Operating Margin (b)	24.5%			26.8%	22.2%			24.4%

	Investment Management Segment
	Three Months Ended December 31, 2019				Twelve Months Ended December 31, 2019
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$13,159	$3,610	(1)	$16,769	$50,611	$10,080	(1)	$60,691
Other Revenue, net	759	—		759	6,292	—		6,292
Net Revenues	13,918	3,610		17,528	56,903	10,080		66,983

Expenses:
Employee Compensation and Benefits	8,603	—		8,603	34,182	—		34,182
Non-compensation Costs	3,836	—		3,836	14,771	(308)	(5)	14,463
Special Charges	2,939	(2,939)	(4)	—	2,939	(2,939)	(4)	—
Total Expenses	15,378	(2,939)		12,439	51,892	(3,247)		48,645

Operating Income (Loss) (a)	$(1,460)	$6,549		$5,089	$5,011	$13,327		$18,338

Compensation Ratio (b)	61.8%			49.1%	60.1%			51.0%
Operating Margin (b)	(10.5%)			29.0%	8.8%			27.4%

(a) Operating Income (Loss) for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018
(dollars in thousands)
(UNAUDITED)

	Investment Banking Segment
	Three Months Ended December 31, 2018				Twelve Months Ended December 31, 2018
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking:
Advisory Fees	$696,214	$221	(1)	$696,435	$1,743,473	$518	(1)	$1,743,991
Underwriting Fees	8,907	—		8,907	71,691	—		71,691
Commissions and Related Fees	60,568	—		60,568	200,015	—		200,015
Other Revenue, net	(6,375)	2,340	(2)	(4,035)	(3,156)	9,201	(2)	6,045
Net Revenues	759,314	2,561		761,875	2,012,023	9,719		2,021,742

Expenses:
Employee Compensation and Benefits	423,017	(3,771)	(3)	419,246	1,166,169	(15,241)	(3)	1,150,928
Non-compensation Costs	86,068	(3,642)	(5)	82,426	307,486	(10,113)	(5)	297,373
Special Charges	1,148	(1,148)	(4)	—	5,012	(5,012)	(4)	—
Total Expenses	510,233	(8,561)		501,672	1,478,667	(30,366)		1,448,301

Operating Income (a)	$249,081	$11,122		$260,203	$533,356	$40,085		$573,441

Compensation Ratio (b)	55.7%			55.0%	58.0%			56.9%
Operating Margin (b)	32.8%			34.2%	26.5%			28.4%

	Investment Management Segment
	Three Months Ended December 31, 2018				Twelve Months Ended December 31, 2018
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$11,643	$2,231	(1)	$13,874	$48,246	$8,776	(1)	$57,022
Other Revenue, net	449	—		449	4,436	—		4,436
Net Revenues	12,092	2,231		14,323	52,682	8,776		61,458

Expenses:
Employee Compensation and Benefits	7,619	—		7,619	31,004	—		31,004
Non-compensation Costs	3,348	—		3,348	12,957	(21)	(5)	12,936
Total Expenses	10,967	—		10,967	43,961	(21)		43,940

Operating Income (a)	$1,125	$2,231		$3,356	$8,721	$8,797		$17,518

Compensation Ratio (b)	63.0%			53.2%	58.9%			50.4%
Operating Margin (b)	9.3%			23.4%	16.6%			28.5%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO CONSOLIDATED RESULTS
(dollars in thousands)
(UNAUDITED)

	U.S. GAAP
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Investment Banking
Net Revenues:
Investment Banking:
Advisory Fees	$563,276	$696,214	$1,653,585	$1,743,473
Underwriting Fees	28,253	8,907	89,681	71,691
Commissions and Related Fees	52,089	60,568	189,506	200,015
Other Revenue, net	2,591	(6,375)	19,023	(3,156)
Net Revenues	646,209	759,314	1,951,795	2,012,023

Expenses:
Employee Compensation and Benefits	388,717	423,017	1,166,795	1,166,169
Non-compensation Costs	95,194	86,068	345,098	307,486
Special Charges	4,115	1,148	7,202	5,012
Total Expenses	488,026	510,233	1,519,095	1,478,667

Operating Income (a)	$158,183	$249,081	$432,700	$533,356

Investment Management
Net Revenues:
Asset Management and Administration Fees	$13,159	$11,643	$50,611	$48,246
Other Revenue, net	759	449	6,292	4,436
Net Revenues	13,918	12,092	56,903	52,682

Expenses:
Employee Compensation and Benefits	8,603	7,619	34,182	31,004
Non-compensation Costs	3,836	3,348	14,771	12,957
Special Charges	2,939	—	2,939	—
Total Expenses	15,378	10,967	51,892	43,961

Operating Income (Loss) (a)	$(1,460)	$1,125	$5,011	$8,721

Total
Net Revenues:
Investment Banking:
Advisory Fees	$563,276	$696,214	$1,653,585	$1,743,473
Underwriting Fees	28,253	8,907	89,681	71,691
Commissions and Related Fees	52,089	60,568	189,506	200,015
Asset Management and Administration Fees	13,159	11,643	50,611	48,246
Other Revenue, net	3,350	(5,926)	25,315	1,280
Net Revenues	660,127	771,406	2,008,698	2,064,705

Expenses:
Employee Compensation and Benefits	397,320	430,636	1,200,977	1,197,173
Non-compensation Costs	99,030	89,416	359,869	320,443
Special Charges	7,054	1,148	10,141	5,012
Total Expenses	503,404	521,200	1,570,987	1,522,628

Operating Income (a)	$156,723	$250,206	$437,711	$542,077

(a) Operating Income (Loss) excludes Income (Loss) from Equity Method Investments.

Notes to Unaudited Condensed Consolidated Adjusted Financial Data

For further information on these adjustments, see page A-2.

(1)	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.

(2)	Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP basis.

(3)	Expenses incurred from the assumed vesting of Class J Evercore LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.

(4)
Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York, the impairment of goodwill in the Institutional Asset Management reporting unit and separation and transition benefits for certain employees terminated as a result of the Company's review of its operations. Expenses during 2018 that are excluded from the Adjusted presentation relate to separation benefits and costs of terminating certain contracts associated with closing the agency trading platform in the U.K. and separation benefits and related charges associated with the Company's businesses in Mexico, as well as the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

(5)	Non-compensation Costs on an Adjusted basis reflect the following adjustments:

	Three Months Ended December 31, 2019
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$17,060	$—		$17,060
Professional Fees	20,939	—		20,939
Travel and Related Expenses	20,745	—		20,745
Communications and Information Services	12,542	—		12,542
Depreciation and Amortization	7,900	(1,057)	(5a)	6,843
Execution, Clearing and Custody Fees	3,484	—		3,484
Acquisition and Transition Costs	525	(525)	(5b)	—
Other Operating Expenses	15,835	—		15,835
Total Non-compensation Costs	$99,030	$(1,582)		$97,448

	Three Months Ended December 31, 2018
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$15,722	$—		$15,722
Professional Fees	25,812	—		25,812
Travel and Related Expenses	17,896	—		17,896
Communications and Information Services	9,685	—		9,685
Depreciation and Amortization	6,845	(2,157)	(5a)	4,688
Execution, Clearing and Custody Fees	3,652	—		3,652
Other Operating Expenses	9,804	(1,485)	(5c)	8,319
Total Non-compensation Costs	$89,416	$(3,642)		$85,774

	Twelve Months Ended December 31, 2019
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$68,285	$—		$68,285
Professional Fees	81,851	—		81,851
Travel and Related Expenses	75,395	—		75,395
Communications and Information Services	47,315	—		47,315
Depreciation and Amortization	31,023	(7,528)	(5a)	23,495
Execution, Clearing and Custody Fees	12,967	—		12,967
Acquisition and Transition Costs	1,013	(1,013)	(5b)	—
Other Operating Expenses	42,020	—		42,020
Total Non-compensation Costs	$359,869	$(8,541)		$351,328

	Twelve Months Ended December 31, 2018
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$58,971	$—		$58,971
Professional Fees	82,393	—		82,393
Travel and Related Expenses	68,754	—		68,754
Communications and Information Services	41,319	—		41,319
Depreciation and Amortization	27,054	(8,628)	(5a)	18,426
Execution, Clearing and Custody Fees	11,470	—		11,470
Acquisition and Transition Costs	21	(21)	(5b)	—
Other Operating Expenses	30,461	(1,485)	(5c)	28,976
Total Non-compensation Costs	$320,443	$(10,134)		$310,309

(5a)
The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisition of ISI and certain other acquisitions.

(5b)	Primarily the exclusion from the Adjusted presentation of professional fees incurred and costs related to transitioning acquisitions or divestitures.

(5c)
The exclusion from the Adjusted presentation of the expense, or reversal of expense, associated with the changes in fair value of contingent consideration issued to the sellers of certain of the Company's acquisitions.

(6)
Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company's income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units are vested and exchanged into Class A shares, as the assumed exchange would change the tax structure of the Company.

(7)	Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.

(8)
Assumes the vesting, and exchange into Class A shares, of Class A and E Evercore LP Units and IPO related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.